CONTACTS:
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Laura Rossi
InvestorRelations@amerantbank.com
(305) 460-8728

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Victoria Verdeja
MediaRelations@amerantbank.com
(305) 441-5541

AMERANT REPORTS THIRD QUARTER 2023 RESULTS
Board of Directors Declares Quarterly Cash Dividend of $0.09 per Common Share

CORAL GABLES, FLORIDA, October 19, 2023. Amerant Bancorp Inc. (NYSE: AMTB) (the “Company” or “Amerant”) today reported net income attributable to the Company of $22.1 million in the third quarter of 2023, or $0.66 per diluted share, compared to net income attributable to the Company of $7.3 million, or $0.22 per diluted share, in the second quarter of 2023.
“We are pleased to report significantly improved operating results this quarter” stated Jerry Plush, Chairman and CEO. “Our team members continued to focus on “deposits first” as the top strategic priority, and by originating strong organic deposit growth again this quarter, that enabled us to further reduce higher cost institutional deposits. In the fourth quarter, we look forward to completing the long-awaited systems conversion and then being able to fully focus our efforts on business development and customer service.”

•Total assets were $9.3 billion, a decrease of $173.8 million, or 1.8%, compared to 2Q23.

•Total gross loans were $7.14 billion, a decrease of $74.4 million, or 1.0%, compared to $7.22 billion in 2Q23. Total gross loans includes $69.2 million in held for sale loans out of which $43.3 million are related to a NYC commercial real estate loan transferred in 3Q23 from loans held for investment at the lower of its estimated fair value or cost, and mortgage loans at their estimated fair value totaling $26.0 million.

•Cash and cash equivalents were $309.0 million, down $136.1 million, or 30.6%, compared to $445.1 million in 2Q23.

•Total deposits were $7.55 billion, down $32.7 million, or 0.4%, compared to $7.58 billion in 2Q23. Organic deposit growth was $208 million, which helped enable reductions in higher-cost institutional deposits of $292 million. Time deposits increased $221.3 million as customers continued to seek higher returns on deposits. This includes an increase in brokered time deposits in the amount of $92.4 million, a strategic move to obtain 2 to 5 year funding, as part of asset/liability management.

•Total advances from Federal Home Loan Bank (“FHLB”) were $595.0 million, down $175.0 million, or 22.7%, compared to $770.0 million in 2Q23, the result of early repayment of $225.0 million during the quarter. The Bank had an additional $2.3 billion in availability from the FHLB as of September 30, 2023.

•Average yield on loans decreased to 6.77% in 3Q23, compared to 6.79% in 2Q23.

•Total non-performing assets decreased to $53.4 million, down $14.0 million, or 20.8%, compared to $67.4 million as of 2Q23.

•The allowance for credit losses ("ACL") was $98.8 million, a decrease of $7.2 million, or 6.8%, compared to $106.0 million as of 2Q23.

•Core deposits were $5.24 billion, down $254.0 million, or 4.6%, compared to $5.50 billion in 2Q23. Non-interest bearing deposits increased $76.6 million, or 5.9%, to $1.37 billion in 3Q23 compared to $1.29 billion in 2Q23.

•Average cost of total deposits increased to 2.66% in 3Q23 compared to 2.40% in 2Q23.

•Loan to deposit ratio improved to 94.64% in 3Q23 compared to 95.22% in 2Q23.

•Assets Under Management and custody (“AUM”) totaled $2.09 billion, down $55.3 million, or 2.6%, from $2.15 billion in 2Q23.

•Pre-provision net revenue (“PPNR”)(1) was $36.5 million in 3Q23, a decrease of $1.8 million or 4.7%, compared to $38.3 million in 2Q23.

•Net Interest Margin (“NIM”) was 3.57% in 3Q23 compared to 3.83% in 2Q23.

•Net Interest Income (“NII”) was $78.6 million, down $5.3 million, or 6.3%, from $83.9 million in 2Q23.

•Provision for credit losses was $8.0 million in 3Q23, down $21.1 million, or 72.5%, compared to $29.1 million in 2Q23. The provision for credit losses in 3Q23 was comprised of $7.6 million to cover charge-offs, $1.4 million due to loan composition and volume changes and $0.6 million added to the provision for credit contingencies, which is recorded in other liabilities. These provision requirements were offset by a $0.4 million release due to credit quality and factor updates and a $1.2 million release due to recoveries.

•Non-interest income was $21.9 million in 3Q23, down $4.7 million, or 17.6%, from $26.6 million in 2Q23. 3Q23 included $6.9 million in non-routine net gains compared to $12.4 million in 2Q23.

•Non-interest expense was $64.4 million, down $8.1 million, or 11.1%, from $72.5 million in 2Q23. 3Q23 included $6.3 million in non-routine non-interest expenses compared to $13.4 million in 2Q23.

•The efficiency ratio was 64.1% in 3Q23 compared to 65.6% in 2Q23.

•Return on average assets (“ROA”) was 0.92% in 3Q23 compared to 0.31% in 2Q23.

•Return on average equity (“ROE”) was 11.93% in 3Q23 compared to 3.92% in 2Q23.

•Repurchased 142,888 shares for $2.7 million during 3Q23. As of September 30, 2023, repurchases totaled 259,853 shares for $4.9 million; $20 million remains available of $25 million Class A common stock share repurchase program.

Additional details on third quarter 2023 results can be found in the Exhibits to this earnings release, and the earnings presentation available under the Investor Relations section of the Company’s website at https://investor.amerantbank.com.

On October 18, 2023, the Company’s board of directors declared a quarterly cash dividend of $0.09 per common share. The dividend is payable on November 30, 2023 to shareholders of record on November 14, 2023.

1 Non-GAAP measure, see “Non-GAAP Financial Measures” for more information and Exhibit 2 for a reconciliation to GAAP measures.

Third Quarter 2023 Earnings Conference Call

The Company will hold an earnings conference call on Friday, October 20, 2023 at 9:00 a.m. (Eastern Time) to discuss its third quarter 2023 results. The conference call and presentation materials can be accessed via webcast by logging on from the Investor Relations section of the Company’s website at https://investor.amerantbank.com. The online replay will remain available for approximately one month following the call through the above link.

About Amerant Bancorp Inc. (NYSE: AMTB)

Amerant Bancorp Inc. is a bank holding company headquartered in Coral Gables, Florida since 1979. The Company operates through its main subsidiary, Amerant Bank, N.A. (the “Bank”), as well as its other subsidiaries: Amerant Investments, Inc., Elant Bank and Trust Ltd., and Amerant Mortgage, LLC. The Company provides individuals and businesses in the U.S. with deposit, credit and wealth management services. The Bank, which has operated for over 40 years, is the largest community bank headquartered in Florida. The Bank operates 23 banking centers – 17 in South Florida and 6 in the Houston, Texas area, as well as an LPO in Tampa, Florida. For more information, visit investor.amerantbank.com.

FIS® and any associated brand names/logos are the trademarks of FIS and/or its affiliates.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” including statements with respect to the Company’s objectives, expectations and intentions and other statements that are not historical facts. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “project,” “could,” “intend,” “target,” “goals,” “outlooks,” “modeled,” “dedicated,” “create,” and other similar words and expressions of the future.

Forward-looking statements, including those relating to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the Company’s actual results, performance, achievements, or financial condition to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not rely on any forward-looking statements as predictions of future events. You should not expect us to update any forward-looking statements, except as required by law. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in “Risk factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2022 filed on March 1, 2023 (the “Form 10-K”), our quarterly report on Form 10-Q for the quarter ended March 31, 2023 filed on May 2, 2023, and in our other filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website www.sec.gov.

Interim Financial Information

Unaudited financial information as of and for interim periods, including the three and nine month periods ended September 30, 2023 and 2022, may not reflect our results of operations for our fiscal year ending, or financial condition, as of December 31, 2023, or any other period of time or date.

As previously disclosed in the Form 10-K, the Company adopted the new guidance on accounting for current expected credit losses on financial instruments (“CECL”) effective as of January 1, 2022. Quarterly amounts previously reported on our quarterly reports on Form 10-Q for the periods ended March 31, 2022, June 30, 2022 and September 30, 2022 do not reflect the adoption of CECL. In the fourth quarter of 2022, the Company recorded a provision for credit losses totaling $20.9 million, including $11.1 million related to the retroactive effect of adopting CECL for all previous quarterly periods in the year ended December 31, 2022, including loan growth and changes to macro-economic conditions during the period. Quarterly amounts included in the Form 10-K and this earnings release and accompanying presentation reflect the impacts of the adoption of CECL on each interim period of 2022. See the Form 10-K for more details on the adoption of CECL.

The following table shows changes to previously-reported amounts for the quarter ended December 31, 2022 versus the corresponding amounts reflecting the adoption of CECL in 2022:

(in thousands, except per share amounts)	As Reported	As Recast	Changes
Total interest income	$113,374	$113,374	$—
Total interest expense	31,196	31,196	—
Net interest income	82,178	82,178	—
Provision for credit losses	20,945	16,857	(4,088)
Net interest income after provision for credit losses	61,233	65,321	4,088
Total noninterest income	24,365	24,365	—
Total noninterest expense	62,241	62,241	—
Income before income taxes	23,357	27,445	4,088
Income tax expense	(4,746)	(5,627)	(881)
Net income before attribution of noncontrolling interest	18,611	21,818	3,207
Noncontrolling interest	(155)	(155)	—
Net income attributable to Amerant Bancorp Inc.	$18,766	$21,973	$3,207
Basic earnings per common share	$0.56	$0.66	$0.10
Diluted earnings per common share	$0.55	$0.65	$0.10
Cash dividends declared per common share	$0.09	$0.09	$—

Non-GAAP Financial Measures

The Company supplements its financial results that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) with non-GAAP financial measures, such as “pre-provision net revenue (PPNR)”, “core pre-provision net revenue (Core PPNR)”, “core noninterest income”, “core noninterest expenses”, “core net income”, “core earnings per share (basic and diluted)”, “core return on assets (Core ROA)”, “core return on equity (Core ROE)”, “core efficiency ratio”, “tangible stockholders’ equity (book value) per common share”, “tangible common equity ratio, adjusted for unrealized losses on debt securities held to maturity”, and “tangible stockholders' equity (book value) per common share, adjusted for unrealized losses on debt securities held to maturity”. This supplemental information is not required by, or is not presented in accordance with GAAP. The Company refers to these financial measures and ratios as “non-GAAP financial measures” and they should not be considered in isolation or as a substitute for the GAAP measures presented herein.

We use certain non-GAAP financial measures, including those mentioned above, both to explain our results to shareholders and the investment community and in the internal evaluation and management of our businesses. Our management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures permit investors to view our performance using the same tools that our management uses to evaluate our past performance and prospects for future performance, especially in light of the additional costs we have incurred in connection with the Company’s restructuring activities that began in 2018 and continued in 2023, including the effect of non-core banking activities such as the sale of loans and securities and other repossessed assets, the valuation of securities, derivatives, loans held for sale and other real estate owned and repossessed assets, the early repayment of FHLB advances, impairment of investments, and other non-routine actions intended to improve customer service and operating performance. While we believe that these non-GAAP financial measures are useful in evaluating our performance, this information should be considered as supplemental and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

Exhibit 2 reconciles these non-GAAP financial measures to GAAP reported results.

Exhibit 1- Selected Financial Information
The following table sets forth selected financial information derived from our interim unaudited and annual audited consolidated financial statements.

(in thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Consolidated Balance Sheets				(audited)
Total assets	$9,345,700	$9,519,526	$9,495,302	$9,127,804
Total investments	1,314,367	1,315,303	1,347,697	1,366,680
Total gross loans (1)	7,142,596	7,216,958	7,115,035	6,919,632
Allowance for credit losses	98,773	105,956	84,361	83,500
Total deposits	7,546,912	7,579,571	7,286,726	7,044,199
Core deposits (2)	5,244,034	5,498,017	5,357,386	5,315,944
Advances from the Federal Home Loan Bank	595,000	770,000	1,052,012	906,486
Senior notes	59,447	59,368	59,289	59,210
Subordinated notes	29,412	29,369	29,326	29,284
Junior subordinated debentures	64,178	64,178	64,178	64,178
Stockholders' equity (3)(4)	719,787	720,956	729,056	705,726
Assets under management and custody (5)	2,092,200	2,147,465	2,107,603	1,995,666

	Three Months Ended
(in thousands, except percentages, share data and per share amounts)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Consolidated Results of Operations
Net interest income	$78,577	$83,877	$82,333	$82,178
Provision for credit losses (6)(7)	8,000	29,077	11,700	16,857
Noninterest income	21,921	26,619	19,343	24,365
Noninterest expense	64,420	72,500	64,733	62,241
Net income attributable to Amerant Bancorp Inc. (6) (8)	22,119	7,308	20,186	21,973
Effective income tax rate (6)	22.57%	21.00%	21.00%	20.50%

Common Share Data
Stockholders' book value per common share	$21.43	$21.37	$21.56	$20.87
Tangible stockholders' equity (book value) per common share (9)	$20.63	$20.66	$20.84	$20.19
Tangible stockholders' equity (book value) per common share, adjusted for unrealized losses on debt securities held to maturity (9)	$19.86	$20.11	$20.38	$19.65
Basic earnings per common share (6)	$0.66	$0.22	$0.60	$0.66
Diluted earnings per common share (6)(10)	$0.66	$0.22	$0.60	$0.65
Basic weighted average shares outstanding	33,489,560	33,564,770	33,559,718	33,496,096
Diluted weighted average shares outstanding (10)	33,696,620	33,717,702	33,855,994	33,813,593
Cash dividend declared per common share (4)	$0.09	$0.09	$0.09	$0.09

	Three Months Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Other Financial and Operating Data (11)

Profitability Indicators (%)
Net interest income / Average total interest earning assets (NIM) (12)	3.57%	3.83%	3.90%	3.96%
Net income / Average total assets (ROA) (6) (13)	0.92%	0.31%	0.88%	0.97%
Net income / Average stockholders' equity (ROE) (6)(14)	11.93%	3.92%	11.15%	12.10%
Noninterest income / Total revenue (15)	21.81%	24.09%	19.02%	22.87%

Capital Indicators (%)
Total capital ratio (16)	12.70%	12.39%	12.36%	12.39%
Tier 1 capital ratio (17)	11.08%	10.77%	10.88%	10.89%
Tier 1 leverage ratio (18)	9.05%	8.91%	9.04%	9.18%
Common equity tier 1 capital ratio (CET1) (19)	10.30%	10.00%	10.10%	10.10%
Tangible common equity ratio (20)	7.44%	7.34%	7.44%	7.50%
Tangible common equity ratio, adjusted for unrealized losses on debt securities held to maturity (21)	7.18%	7.16%	7.29%	7.31%

Liquidity Ratios (%)
Loans to Deposits (22)	94.64%	95.22%	97.64%	98.23%

Asset Quality Indicators (%)
Non-performing assets / Total assets (23)	0.57%	0.71%	0.51%	0.41%
Non-performing loans / Total gross loans (1) (24)	0.46%	0.65%	0.31%	0.54%
Allowance for credit losses / Total non-performing loans (24)	297.55%	224.51%	380.31%	222.08%
Allowance for credit losses / Total loans held for investment	1.40%	1.48%	1.20%	1.22%
Net charge-offs / Average total loans held for investment (25)	0.82%	0.42%	0.64%	0.59%

Efficiency Indicators (% except FTE)
Noninterest expense / Average total assets	2.69%	3.06%	2.82%	2.75%
Salaries and employee benefits / Average total assets	1.31%	1.45%	1.52%	1.45%
Other operating expenses/ Average total assets (26)	1.38%	1.62%	1.30%	1.30%
Efficiency ratio (27)	64.10%	65.61%	63.67%	58.42%
Full-Time-Equivalent Employees (FTEs) (28)	700	710	722	692

	Three Months Ended
(in thousands, except percentages and per share amounts)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Core Selected Consolidated Results of Operations and Other Data (9)

Pre-provision net revenue (PPNR)	$36,456	$38,258	$37,187	$44,457
Core pre-provision net revenue (Core PPNR)	$35,880	$39,196	$37,103	$37,838
Core net income (6)	$21,664	$8,048	$20,120	$16,817
Core basic earnings per common share (6)	0.65	0.24	0.60	0.50
Core earnings per diluted common share (6) (10)	0.64	0.24	0.59	0.50
Core net income / Average total assets (Core ROA) (6) (13)	0.91%	0.34%	0.88%	0.74%
Core net income / Average stockholders' equity (Core ROE) (6) (14)	11.69%	4.32%	11.11%	9.26%
Core efficiency ratio (29)	62.08%	60.29%	62.47%	61.34%

__________________
(1)     Total gross loans include loans held for investment net of unamortized deferred loan origination fees and costs, as well as loans held for sale. As of September 30, 2023, June 30, 2023, March 31, 2023 and December 31, 2022, mortgage loans held for sale carried at fair value totaled $26.0 million, $49.9 million, $65.3 million and $62.4 million, respectively. In addition, as of September 30, 2023, includes $43.3 million in loans held for sale carried at the lower of estimated fair value or cost.
(2)     Core deposits consist of total deposits excluding all time deposits.
(3) In the fourth quarter of 2022, the Company announced that the Board of Directors authorized a new repurchase program pursuant to which the Company may purchase, from time to time, up to an aggregate amount of $25 million of its shares of Class A common stock (the “2023 Class A Common Stock Repurchase Program”). In the third, second and first quarters of 2023, the Company repurchased an aggregate of 142,188 shares of Class A common stock, 95,262 shares of Class A common stock and 22,403 shares of Class A common stock, respectively, at a weighted average price of $19.05 per share, $17.42 per share and $25.25 per share, respectively, under the 2023 Class A Common Stock Repurchase Program. In the third, second and first quarters of 2023, the aggregate purchase price for these transactions was approximately $2.7 million, $1.7 million and $0.6 million, respectively, including transaction costs.
(4) For each of the third, second and first quarters of 2023 and the fourth quarter of 2022, the Company’s Board of Directors declared cash dividends of $0.09 per share of the Company’s common stock and paid an aggregate amount of $3.0 million per quarter in connection with these dividends. The dividend declared in the third quarter of 2023 was paid on August 31, 2023 to shareholders of record at the close of business on August 15, 2023. The dividend declared in the second quarter of 2023 was paid on May 31, 2023 to shareholders of record at the close of business on May 15, 2023. The dividend declared in the first quarter of 2023 was paid on February 28, 2023 to shareholders of record at the close of business on February 13, 2023. The dividend declared in the fourth quarter of 2022 was paid on November 30, 2022 to shareholders of record at the close of business on November 15, 2022.
(5) Assets held for clients in an agency or fiduciary capacity which are not assets of the Company and therefore are not included in the consolidated financial statements.
(6) As previously disclosed, the Company adopted CECL in the fourth quarter of 2022, effective as of January 1, 2022. See Form 10-K for more details on the CECL adoption and related effects to quarterly results for each quarter in the year ended December 31, 2022.
(7) In the third quarter of 2023, includes $7.4 million and $0.6 million of provision for credit losses on loans and unfunded commitments (contingencies), respectively. For all other periods shown, includes provision for credit losses on loans. There was no provision for credit losses on unfunded commitments in the second quarter of 2023 and the fourth quarter of 2022. In the first quarter of 2023, the provision for credit losses on unfunded commitments was $0.3 million.
(8)    In the three months ended September 30, 2023, June 30, 2023, March 31, 2023, and December 31, 2022, net income excludes losses of $0.4 million, $0.3 million, $0.2 million and $0.2 million, respectively, attributable to a minority interest in Amerant Mortgage LLC.
(9) This presentation contains adjusted financial information determined by methods other than GAAP. This adjusted financial information is reconciled to GAAP in Exhibit 2 - Non-GAAP Financial Measures Reconciliation.
(10)In all the periods shown, potential dilutive instruments consisted of unvested shares of restricted stock, restricted stock units and performance stock units. Potential dilutive instruments were included in the diluted earnings per share computation because, when the unamortized deferred compensation cost related to these shares was divided by the average market price per share in all the periods shown, fewer shares would have been purchased than restricted shares assumed issued. Therefore, in those periods, such awards resulted in higher diluted weighted average shares outstanding than basic weighted average shares outstanding, and had a dilutive effect in per share earnings.
(11) Operating data for the periods presented have been annualized.
(12) NIM is defined as NII divided by average interest-earning assets, which are loans, securities, deposits with banks and other financial assets which yield interest or similar income.
(13) Calculated based upon the average daily balance of total assets.
(14)     Calculated based upon the average daily balance of stockholders’ equity.
(15)     Total revenue is the result of net interest income before provision for credit losses plus noninterest income.
(16)     Total stockholders’ equity divided by total risk-weighted assets, calculated according to the standardized regulatory capital ratio calculations.
(17) Tier 1 capital divided by total risk-weighted assets. Tier 1 capital is composed of Common Equity Tier 1 (CET1) capital plus outstanding qualifying trust preferred securities of $62.3 million at each of all the dates presented.
(18)     Tier 1 capital divided by quarter to date average assets.
(19) CET1 capital divided by total risk-weighted assets.
(20) Tangible common equity is calculated as the ratio of common equity less goodwill and other intangibles divided by total assets less goodwill and other intangible assets. Other intangible assets primarily consist of naming rights and mortgage servicing rights and are included in other assets in the Company’s consolidated balance sheets.
(21) Calculated in the same manner described in footnote 19 but also includes unrealized losses on debt securities held to maturity in the balance of common equity and total assets.
(22)     Calculated as the ratio of total loans gross divided by total deposits.
(23) Non-performing assets include all accruing loans past due by 90 days or more, all nonaccrual loans and other real estate owned (“OREO”) properties acquired through or in lieu of foreclosure, and other repossessed assets.
(24) Non-performing loans include all accruing loans past due by 90 days or more and all nonaccrual loans
(25) Calculated based upon the average daily balance of outstanding loan principal balance net of unamortized deferred loan origination fees and costs, excluding the allowance for credit losses. During the third, second and first quarters of 2023, and in the fourth quarter of 2022, there were net charge offs of $14.6 million, $7.5 million , $10.8 million, and $9.8 million, respectively. During the third quarter of 2023, the Company charged-off $6.4 million related to multiple consumer loans, primarily purchased indirect consumer loans, and $9.3 million related to multiple commercial loans. During the second quarter of 2023, the Company charged-off $7.6 million related to multiple purchased indirect consumer loans and $1.5 million related to multiple commercial loans. During the first quarter of 2023, the Company charged-off $6.5 million in connection with a commercial loan relationship, $6.3 million related to multiple consumer loans and $1.5 million related to multiple commercial and real estate loans. During the fourth quarter of 2022, the Company charged-off $3.9 million related to a CRE loan, $5.5 million related to multiple consumer loans and $1.1 million related to multiple commercial loans.
(26) Other operating expenses is the result of total noninterest expense less salary and employee benefits.
(27) Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and NII.
(28) As of September 30, 2023, June 30, 2023, March 31, 2023 and December 31, 2022, includes 98, 93, 94 and 68 FTEs for Amerant Mortgage LLC, respectively.
(29) Core efficiency ratio is the efficiency ratio less the effect of restructuring costs and other non-routine items, described in Exhibit 2 - Non-GAAP Financial Measures Reconciliation.

Exhibit 2- Non-GAAP Financial Measures Reconciliation
The following table sets forth selected financial information derived from the Company’s interim unaudited and annual audited consolidated financial statements, adjusted for certain costs incurred by the Company in the periods presented related to tax deductible restructuring costs, provision for (reversal of) credit losses, provision for income tax expense (benefit), the effect of non-core banking activities such as the sale of loans and securities and other repossessed assets, the valuation of securities, derivatives, loans held for sale and other real estate owned and repossessed assets, the early repayment of FHLB advances, impairment of investments and other non-routine actions intended to improve customer service and operating performance. The Company believes these adjusted numbers are useful to understand the Company’s performance absent these transactions and events.

	Three Months Ended,
(in thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022

Net income attributable to Amerant Bancorp Inc. (1)	$22,119	$7,308	$20,186	$21,973
Plus: provision for credit losses (1)(2)	8,000	29,077	11,700	16,857
Plus: provision for income tax expense (1)	6,337	1,873	5,301	5,627
Pre-provision net revenue (PPNR)	36,456	38,258	37,187	44,457
Plus: non-routine noninterest expense items	6,303	13,383	3,372	2,447
Less: non-routine noninterest income items	(6,879)	(12,445)	(3,456)	(9,066)
Core pre-provision net revenue (Core PPNR)	$35,880	$39,196	$37,103	$37,838

Total noninterest income	$21,921	$26,619	$19,343	$24,365
Less: Non-routine noninterest income items:
Derivatives (losses) gains, net	(77)	242	14	1,040
Securities losses, net	(54)	(1,237)	(9,731)	(3,364)
Gains on early extinguishment of FHLB advances, net	7,010	13,440	13,173	11,390
Total non-routine noninterest income items	$6,879	$12,445	$3,456	$9,066
Core noninterest income	$15,042	$14,174	$15,887	$15,299

Total noninterest expenses	$64,420	$72,500	$64,733	$62,241
Less: non-routine noninterest expense items
Restructuring costs (3):
Staff reduction costs (4)	489	2,184	213	1,221
Contract termination costs (5)	—	1,550	—	—
Consulting and other professional fees (6)	—	2,060	2,690	1,226
Disposition of fixed assets (7)	—	1,419	—	—
Branch closure expenses and related charges (8)	252	1,558	469	—
Total restructuring costs	$741	$8,771	$3,372	$2,447
Other non-routine noninterest expense items:
Loans held for sale valuation expense (9)	5,562	—	—	—
Loss on sale of repossessed assets (10)	—	2,649	—	—
Impairment charge on investment carried at cost	—	1,963	—	—
Total non-routine noninterest expense items	$6,303	$13,383	$3,372	$2,447
Core noninterest expenses	$58,117	$59,117	$61,361	$59,794

	Three Months Ended,
(in thousands, except percentages and per share amounts)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022

Net income attributable to Amerant Bancorp Inc. (1)	$22,119	$7,308	$20,186	$21,973
Plus after-tax non-routine items in noninterest expense:
Non-routine items in noninterest expense before income tax effect	6,303	13,383	3,372	2,447
Income tax effect (11)	(1,486)	(2,811)	(708)	(460)
Total after-tax non-routine items in noninterest expense	4,817	10,572	2,664	1,987
Less after-tax non-routine items in noninterest income:
Non-routine items in noninterest income before income tax effect	(6,879)	(12,445)	(3,456)	(9,066)
Income tax effect (11)	1,607	2,613	726	1,923
Total after-tax non-routine items in noninterest income	(5,272)	(9,832)	(2,730)	(7,143)
Core net income (1)	$21,664	$8,048	$20,120	$16,817

Basic earnings per share (1)	$0.66	$0.22	$0.60	$0.66
Plus: after tax impact of non-routine items in noninterest expense	0.14	0.31	0.08	0.06
Less: after tax impact of non-routine items in noninterest income	(0.15)	(0.29)	(0.08)	(0.22)
Total core basic earnings per common share (1)	$0.65	$0.24	$0.60	$0.50

Diluted earnings per share (1) (12)	$0.66	$0.22	$0.60	$0.65
Plus: after tax impact of non-routine items in noninterest expense	0.14	0.31	0.08	0.06
Less: after tax impact of non-routine items in noninterest income	(0.16)	(0.29)	(0.09)	(0.21)
Total core diluted earnings per common share (1)	$0.64	$0.24	$0.59	$0.50

Net income / Average total assets (ROA) (1)	0.92%	0.31%	0.88%	0.97%
Plus: after tax impact of non-routine items in noninterest expense	0.20%	0.45%	0.12%	0.09%
Less: after tax impact of non-routine items in noninterest income	(0.21)%	(0.42)%	(0.12)%	(0.32)%
Core net income / Average total assets (Core ROA) (1)	0.91%	0.34%	0.88%	0.74%

Net income / Average stockholders' equity (ROE) (1)	11.93%	3.92%	11.15%	12.10%
Plus: after tax impact of non-routine items in noninterest expense	2.60%	5.68%	1.47%	1.09%
Less: after tax impact of non-routine items in noninterest income	(2.84)%	(5.28)%	(1.51)%	(3.93)%
Core net income / Average stockholders' equity (Core ROE) (1)	11.69%	4.32%	11.11%	9.26%

Efficiency ratio	64.10%	65.61%	63.67%	58.42%
Less: impact of non-routine items in noninterest expense	(6.27)%	(12.11)%	(3.32)%	(2.30)%
Plus: impact of non-routine items in noninterest income	4.25%	6.79%	2.12%	5.22%
Core efficiency ratio	62.08%	60.29%	62.47%	61.34%

	Three Months Ended,
(in thousands, except percentages, share data and per share amounts)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022

Stockholders' equity	$719,787	$720,956	$729,056	$705,726
Less: goodwill and other intangibles (13)	(26,818)	(24,124)	(24,292)	(23,161)
Tangible common stockholders' equity	$692,969	$696,832	$704,764	$682,565
Total assets	9,345,700	9,519,526	9,495,302	9,127,804
Less: goodwill and other intangibles (13)	(26,818)	(24,124)	(24,292)	(23,161)
Tangible assets	$9,318,882	$9,495,402	$9,471,010	$9,104,643
Common shares outstanding	33,583,621	33,736,159	33,814,260	33,815,161
Tangible common equity ratio	7.44%	7.34%	7.44%	7.50%
Stockholders' book value per common share	$21.43	$21.37	$21.56	$20.87
Tangible stockholders' equity book value per common share	$20.63	$20.66	$20.84	$20.19

Tangible common stockholders' equity	$692,969	$696,832	$704,764	$682,565
Less: Net unrealized accumulated losses on debt securities held to maturity, net of tax (14)	(26,138)	(18,503)	(15,542)	(18,234)
Tangible common stockholders' equity, adjusted for net unrealized accumulated losses on debt securities held to maturity	$666,831	$678,329	$689,222	$664,331
Tangible assets	$9,318,882	$9,495,402	$9,471,010	$9,104,643
Less: Net unrealized accumulated losses on debt securities held to maturity, net of tax (14)	(26,138)	(18,503)	(15,542)	(18,234)
Tangible assets, adjusted for net unrealized accumulated losses on debt securities held to maturity	$9,292,744	$9,476,899	$9,455,468	$9,086,409
Common shares outstanding	33,583,621	33,736,159	33,814,260	33,815,161

Tangible common equity ratio, adjusted for net unrealized accumulated losses on debt securities held to maturity	7.18%	7.16%	7.29%	7.31%
Tangible stockholders' book value per common share, adjusted for net unrealized accumulated losses on debt securities held to maturity	$19.86	$20.11	$20.38	$19.65

____________
(1)      As previously disclosed, the Company adopted CECL in the fourth quarter of 2022, effective as of January 1, 2022. See Form 10-K for more details of the CECL adoption and related effects to quarterly results for each quarter in the year ended December 31, 2022.
(2)     In the third quarter of 2023, includes $7.4 million and $0.6 million of provision for credit losses on loans and unfunded commitments (contingencies), respectively. For all other periods shown, includes provision for credit losses on loans. There was no provision for credit losses on unfunded commitments in the second quarter of 2023 and the fourth quarter of 2022. In the first quarter of 2023, the provision for credit losses on unfunded commitments was $0.3 million.
(3)     Expenses incurred for actions designed to implement the Company’s business strategy. These actions include, but are not limited to reductions in workforce, streamlining operational processes, rolling out the Amerant brand, implementation of new technology system applications, decommissioning of legacy technologies, enhanced sales tools and training, expanded product offerings and improved customer analytics to identify opportunities.
(4) Staff reduction costs consist of severance expenses related to organizational rationalization.
(5) Contract termination and related costs associated with third party vendors resulting from the Company’s engagement of FIS.
(6) Includes expenses in connection with the engagement of FIS of $2.0 million, $2.6 million and $1.1 million in the three months ended June 30, 2023, March 31, 2023 and December 31, 2022, respectively.
(7) Include expenses in connection with the disposition of fixed assets due to the write off of in-development software in the three months ended June 30, 2023.
(8) In the three months ended September 30, 2023, consists of expenses in connection with the closure of a branch in Houston, Texas in 2023. In the three months ended June 30, 2023, consists of expenses associated with the closure of a branch in Miami, Florida in 2023, including $0.9 million of accelerated amortization of leasehold improvements and $0.6 million of right-of-use, or ROU asset impairment. In the three months ended March 31, 2023, includes $0.5 million of ROU asset impairment associated with the closure of a branch in Houston, Texas in 2023.
(9) Fair value adjustment related to a New York-based CRE loan held for sale carried at the lower of fair value or cost.

(10) In the three months ended June 30, 2023, amount represents the loss on sale of repossessed assets in connection with our equipment-financing activities.
(11) In the three months ended March 31, 2023, amounts were calculated based upon the effective tax rate for the period of 21.00%. For all of the other periods shown, amounts represent the difference between the prior and current period year-to-date tax effect.
(12) Potential dilutive instruments consisted of unvested shares of restricted stock, restricted stock units and performance stock units. In all the periods presented, potential dilutive instruments were included in the diluted earnings per share computation because, when the unamortized deferred compensation cost related to these shares was divided by the average market price per share in those periods, fewer shares would have been purchased than restricted shares assumed issued. Therefore, in those periods, such awards resulted in higher diluted weighted average shares outstanding than basic weighted average shares outstanding, and had a dilutive effect on per share earnings.
(13) At September 30, 2023, other intangible assets primarily consist of naming rights and mortgage servicing rights (“MSRs”) of $2.7 million and $1.3 million, respectively. At June 30, 2023, March 31, 2023 and December 31, 2022, other intangible assets primarily consist of MSRs of $1.3 million, $1.4 million and $1.3 million, respectively. Other intangible assets are included in other assets in the Company’s consolidated balance sheets.
(14) In the three months ended September 30, 2023, June 30, 2023, March 31, 2023 and December 31, 2022, amounts were calculated based upon the fair value on debt securities held to maturity, and assuming a tax rate of 25.51%, 25.46%, 25.53% and 25.55%, respectively.

Exhibit 3 - Average Balance Sheet, Interest and Yield/Rate Analysis
The following tables present average balance sheet information, interest income, interest expense and the corresponding average yields earned and rates paid for the periods presented. The average balances for loans include both performing and nonperforming balances. Interest income on loans includes the effects of discount accretion and the amortization of non-refundable loan origination fees, net of direct loan origination costs, accounted for as yield adjustments. Average balances represent the daily average balances for the periods presented.

	Three Months Ended
	September 30, 2023			June 30, 2023			September 30, 2022
(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-earning assets:
Loan portfolio, net (1)(2)	$7,048,891	$120,244	6.77%	$7,068,034	$119,570	6.79%	$6,021,294	$76,779	5.06%
Debt securities available for sale (3) (4)	1,052,147	10,924	4.12%	1,041,039	10,397	4.01%	1,110,153	8,379	2.99%
Debt securities held to maturity (5)	232,146	1,958	3.35%	236,297	1,976	3.35%	235,916	1,921	3.23%
Debt securities held for trading	2,048	4	0.77%	262	3	4.59%	65	1	6.10%
Equity securities with readily determinable fair value not held for trading	2,479	21	3.36%	27	—	—%	12,018	—	—%
Federal Reserve Bank and FHLB stock	54,056	961	7.05%	52,917	857	6.50%	49,398	605	4.86%
Deposits with banks	344,015	5,248	6.05%	379,123	5,694	6.02%	258,237	1,452	2.23%
Other short-term investments	1,964	23	4.65%	—	—	—%	—	—	—%
Total interest-earning assets	8,737,746	139,383	6.33%	8,777,699	138,497	6.33%	7,687,081	89,137	4.60%
Total non-interest-earning assets (6)	756,141			710,404			639,118
Total assets	$9,493,887			$9,488,103			$8,326,199

	Three Months Ended
	September 30, 2023			June 30, 2023			September 30, 2022
(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-bearing liabilities:
Checking and saving accounts
Interest bearing DDA	$2,523,092	$16,668	2.62%	$2,641,746	$16,678	2.53%	$2,077,321	$4,934	0.94%
Money market	1,144,580	11,013	3.82%	1,169,047	9,401	3.23%	1,363,799	3,555	1.03%
Savings	280,096	32	0.05%	287,493	36	0.05%	320,861	54	0.07%
Total checking and saving accounts	3,947,768	27,713	2.79%	4,098,286	26,115	2.56%	3,761,981	8,543	0.90%
Time deposits	2,201,138	22,482	4.05%	2,045,747	18,528	3.63%	1,247,084	4,717	1.50%
Total deposits	6,148,906	50,195	3.24%	6,144,033	44,643	2.91%	5,009,065	13,260	1.05%
Securities sold under agreements to repurchase	326	4	4.87%	60	1	6.68%	—	—	—%
Advances from the FHLB (7)	800,978	8,207	4.07%	828,301	7,621	3.69%	866,639	3,977	1.82%
Senior notes	59,409	942	6.29%	59,330	941	6.36%	59,092	941	6.32%
Subordinated notes	29,391	361	4.87%	29,348	362	4.95%	29,220	362	4.92%
Junior subordinated debentures	64,178	1,097	6.78%	64,178	1,052	6.57%	64,178	700	4.33%
Total interest-bearing liabilities	7,103,188	60,806	3.40%	7,125,250	54,620	3.07%	6,028,194	19,240	1.27%
Non-interest-bearing liabilities:
Non-interest bearing demand deposits	1,335,041			1,332,189			1,316,988
Accounts payable, accrued liabilities and other liabilities	320,369			283,653			245,425
Total non-interest-bearing liabilities	1,655,410			1,615,842			1,562,413
Total liabilities	8,758,598			8,741,092			7,590,607
Stockholders’ equity	735,289			747,011			735,592
Total liabilities and stockholders' equity	$9,493,887			$9,488,103			$8,326,199
Excess of average interest-earning assets over average interest-bearing liabilities	$1,634,558			$1,652,449			$1,658,887
Net interest income		$78,577			$83,877			$69,897
Net interest rate spread			2.93%			3.26%			3.33%
Net interest margin (8)			3.57%			3.83%			3.61%
Cost of total deposits (9)			2.66%			2.40%			0.83%
Ratio of average interest-earning assets to average interest-bearing liabilities	123.01%			123.19%			127.52%
Average non-performing loans/ Average total loans	0.56%			0.54%			0.42%

	Nine Months Ended
	September 30, 2023			September 30, 2022
(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-earning assets:
Loan portfolio, net (1)(2)	$7,006,633	$348,315	6.65%	$5,718,264	$194,631	4.55%
Debt securities available for sale (3)(4)	1,050,648	31,494	4.01%	1,130,231	23,371	2.76%
Debt securities held to maturity (5)	236,325	6,046	3.42%	176,462	3,605	2.73%
Debt securities held for trading	783	6	1.02%	67	3	5.99%
Equity securities with readily determinable fair value not held for trading	2,455	21	1.14%	8,615	—	—%
Federal Reserve Bank and FHLB stock	54,911	2,833	6.90%	50,118	1,690	4.51%
Deposits with banks	342,127	14,272	5.58%	247,401	2,102	1.14%
Other short-term investments	662	23	4.65%	—	—	—%
Total interest-earning assets (6)	8,694,544	403,010	6.20%	7,331,158	225,402	4.11%
Total non-interest-earning assets less allowance for loan losses	735,943			592,087
Total assets	$9,430,487			$7,923,245

Interest-bearing liabilities:
Checking and saving accounts -
Interest bearing DDA	$2,503,147	$46,201	2.47%	$1,769,001	$6,258	0.47%
Money market	1,215,005	28,295	3.11%	1,293,748	5,639	0.58%
Savings	288,959	114	0.05%	321,634	80	0.03%
Total checking and saving accounts	4,007,111	74,610	2.49%	3,384,383	11,977	0.47%
Time deposits	2,006,417	53,844	3.59%	1,265,982	13,501	1.43%
Total deposits	6,013,528	128,454	2.86%	4,650,365	25,478	0.73%
Securities sold under agreements to repurchase	130	5	5.14%	20	—	—%
Advances from the FHLB (7)	862,310	22,591	3.50%	883,566	9,799	1.48%
Senior notes	59,330	2,825	6.37%	59,014	2,825	6.40%
Subordinated notes	29,349	1,084	4.94%	22,030	811	4.92%
Junior subordinated debentures	64,178	3,264	6.80%	64,178	2,002	4.17%
Total interest-bearing liabilities	7,028,825	158,223	3.01%	5,679,173	40,915	0.96%
Non-interest-bearing liabilities:
Non-interest bearing demand deposits	1,348,242			1,275,689
Accounts payable, accrued liabilities and other liabilities	313,967			209,123
Total non-interest-bearing liabilities	1,662,209			1,484,812
Total liabilities	8,691,034			7,163,985
Stockholders’ equity	739,453			759,260
Total liabilities and stockholders' equity	$9,430,487			$7,923,245
Excess of average interest-earning assets over average interest-bearing liabilities	$1,665,719			$1,651,985
Net interest income		$244,787			$184,487
Net interest rate spread			3.19%			3.15%
Net interest margin (8)			3.76%			3.36%
Cost of total deposits (9)			2.33%			0.57%
Ratio of average interest-earning assets to average interest-bearing liabilities	123.70%			129.09%
Average non-performing loans/ Average total loans	0.48%			0.56%
___________
(1)    Includes loans held for investment net of the allowance for credit losses, and loans held for sale. The average balance of the allowance for credit losses was $101.2 million, $84.6 million, and $51.9 million in the three months ended September 30, 2023, June 30, 2023 and September 30, 2022, respectively, and $89.1 million and $58.4 million in the nine months ended September 30, 2023 and 2022, respectively. The average balance of total loans held for sale was $58.8 million, $85.1 million and $142.5 million in the three months ended September 30, 2023, June 30, 2023 and September 30, 2022, respectively, and $70.1 million and $130.8 million in the nine months ended September 30, 2023 and 2022, respectively.
(2) Includes average non-performing loans of $39.8 million, $38.5 million and $25.3 million for the three months ended September 30, 2023, June 30, 2023 and September 30, 2022, respectively, $34.1 million and $32.4 million in the nine months ended September 30, 2023 and 2022, respectively.

(3)    Includes the average balance of net unrealized gains and losses in the fair value of debt securities available for sale. The average balance includes average net unrealized losses of $119.8 million, $106.7 million, and $72.4 million in the three months ended September 30, 2023, June 30, 2023 and September 30, 2022, respectively, and $110.5 million and $42.9 million in the nine months ended September 30, 2023 and 2022, respectively.
(4)    Includes nontaxable securities with average balances of $18.6 million, $19.5 million and $17.1 million for the three months ended September 30, 2023, June 30, 2023 and September 30, 2022, respectively, and $18.6 million in each of the nine months ended September 30, 2023 and 2022. The tax equivalent yield for these nontaxable securities was 4.34%, 4.53% and 2.69% for the three months ended September 30, 2023, June 30, 2023 and September 30, 2022, respectively, and 4.64% and 3.67% in the nine months ended September 30, 2023 and 2022, respectively. In 2023 and 2022, the tax equivalent yields were calculated assuming a 21% tax rate and dividing the actual yield by 0.79.
(5)    Includes nontaxable securities with average balances of $49.6 million, $50.1 million and $41.9 million for the three months ended September 30, 2023, June 30, 2023 and September 30, 2022, respectively, and $50.1 million and $42.9 million for the nine months ended September 30, 2023 and 2022, respectively. The tax equivalent yield for these nontaxable securities was 4.26%, 4.16% and 3.48% for the three months ended September 30, 2023, June 30, 2023 and September 30, 2022, respectively, and 4.21% and 3.31% for the nine months ended September 30, 2023 and 2022, respectively. In 2023 and 2022, the tax equivalent yields were calculated assuming a 21% tax rate and dividing the actual yield by 0.79.
(6)    Excludes the allowance for credit losses.
(7)    The terms of the FHLB advance agreements require the Bank to maintain certain investment securities or loans as collateral for these advances.
(8)    NIM is defined as net interest income divided by average interest-earning assets, which are loans, securities, deposits with banks and other financial assets which yield interest or similar income.
(9)    Calculated based upon the average balance of total noninterest bearing and interest bearing deposits.

Exhibit 4 - Noninterest Income
    This table shows the amounts of each of the categories of noninterest income for the periods presented.

	Three Months Ended						Nine Months Ended September 30,
	September 30, 2023		June 30, 2023		September 30, 2022		2023		2022
(in thousands, except percentages)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Deposits and service fees	$5,053	23.1%	$4,944	18.6%	$4,629	29.0%	$14,952	22.0%	$13,826	32.2%
Brokerage, advisory and fiduciary activities	4,370	19.9%	4,256	16.0%	4,619	29.0%	12,808	18.9%	13,654	31.8%
Change in cash surrender value of bank owned life insurance (“BOLI”)(1)	1,483	6.8%	1,429	5.4%	1,352	8.5%	4,324	6.4%	4,028	9.4%
Cards and trade finance servicing fees	734	3.4%	562	2.1%	622	3.9%	1,829	2.7%	1,720	4.0%
Gain (loss) on early extinguishment of FHLB advances, net	7,010	32.0%	13,440	50.5%	—	—%	33,623	49.5%	(712)	(1.7)%
Securities losses, net (2)	(54)	(0.3)%	(1,237)	(4.7)%	1,508	9.5%	(11,022)	(16.2)%	(325)	(0.8)%
Loan-level derivative income (3)	1,196	5.5%	476	1.8%	2,786	17.5%	3,743	5.5%	6,947	16.2%
Derivative (losses) gains, net (4)	(77)	(0.4)%	242	0.9%	(95)	(0.6)%	179	0.3%	(585)	(1.4)%
Other noninterest income (5)	2,206	10.0%	2,507	9.4%	535	3.2%	7,447	10.9%	4,359	10.3%
Total noninterest income	$21,921	100.0%	$26,619	100.0%	$15,956	100.0%	$67,883	100.0%	$42,912	100.0%
__________________
(1)    Changes in cash surrender value of BOLI are not taxable.
(2) Includes net loss of $1.2 million and net gains of $22 thousand in the three months ended June 30, 2023 and September 30, 2022, respectively, and net loss of $10.8 million and net gain of $0.1 million in the nine months ended September 30, 2023 and 2022, respectively, in connection with the sale of debt securities available for sale. There were no significant gains and losses in connection with the sale of debt securities available for sale in the three months ended September 30, 2023. In addition, includes unrealized losses of $0.1 million and unrealized gains of $1.5 million in the three months ended September 30, 2023 and 2022, respectively, and unrealized losses of $0.1 million and $0.4 million in the nine months ended September 30, 2023 and 2022, respectively, related to the change in fair value of equity securities with readily available fair value not held for trading which are recorded in results of the period. There were no significant unrealized losses related to equity securities with readily available fair value not held for trading in the three months ended June 30, 2023. Also, in the nine months ended September 30, 2023, the Company sold equity securities with readily available fair value not held for trading, with a total fair value of $11.2 million at the time of sale, and recognized a net loss of $0.2 million in connection with this transaction.
(3) Income from interest rate swaps and other derivative transactions with customers. The Company incurred expenses related to derivative transactions with customers of $18.0 thousand, $0.1 million and $1.8 million in the three months ended September 30, 2023, June 30, 2023 and September 30, 2022, respectively, and $1.7 million and $4.9 million in the nine months ended September 30, 2023 and 2022, respectively, which are included as part of noninterest expenses under loan-level derivative expense.
(4) Net unrealized gains and losses related to uncovered interest rate caps with clients.
(5)    Includes mortgage banking income of $0.5 million, $1.6 million and $0.1 million in the three months ended September 30, 2023, June 30, 2023 and September 30, 2022, respectively, and $3.9 million and $3.2 million in the nine months ended September 30, 2023 and 2022, respectively, related to Amerant Mortgage. In addition, includes rental income from operating leases of $0.3 million and $0.4 million in the three months ended September 30, 2023 and June 30, 2023, respectively, and $0.7 million in the nine months ended September 30, 2023. Other sources of income in the periods shown include foreign currency exchange transactions with customers and valuation income on the investment balances held in the non-qualified deferred compensation plan.

Exhibit 5 - Noninterest Expense
This table shows the amounts of each of the categories of noninterest expense for the periods presented.

	Three Months Ended						Nine Months Ended September 30,
	September 30, 2023		June 30, 2023		September 30, 2022		2023		2022
(in thousands, except percentages)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Salaries and employee benefits (1)	$31,334	48.6%	$34,247	47.2%	$30,109	53.7%	$100,457	49.8%	$90,724	50.6%
Occupancy and equipment (2)	7,293	11.3%	6,737	9.3%	6,559	11.7%	20,828	10.3%	21,044	11.8%
Professional and other services fees (3)	5,325	8.3%	7,415	10.2%	5,045	9.0%	20,368	10.1%	15,918	8.9%
Loan-level derivative expense (4)	18	—%	110	0.2%	1,810	3.2%	1,728	0.9%	4,865	2.7%
Telecommunications and data processing (5)	3,556	5.5%	5,027	6.9%	3,861	6.9%	11,647	5.8%	11,113	6.2%
Depreciation and amortization (6)	1,795	2.8%	2,275	3.1%	1,481	2.6%	5,362	2.7%	3,927	2.2%
FDIC assessments and insurance	2,590	4.0%	2,739	3.8%	1,746	3.1%	8,066	4.0%	4,668	2.6%
Loans held for sale valuation expense (7)	5,562	8.6%	—	—%	—	—%	5,562	2.8%	159	0.1%
Advertising expenses	2,724	4.2%	4,332	6.0%	2,066	3.7%	9,642	4.8%	8,291	4.6%
Other real estate owned and repossessed assets (income) expense, net (8)(9)	(134)	(0.2)%	2,431	3.4%	234	0.4%	2,297	1.1%	3,408	1.9%
Contract termination costs (10)	—	—%	1,550	2.1%	289	0.5%	1,550	0.8%	7,103	4.0%
Other operating expenses (11)	4,357	6.9%	5,637	7.8%	2,913	5.2%	14,146	6.9%	7,952	4.4%
Total noninterest expense (12)	$64,420	100.0%	$72,500	100.0%	$56,113	100.0%	$201,653	100.0%	$179,172	100.0%

___
(1) Includes staff reduction costs of $0.5 million, $2.2 million and $0.4 million in the three months ended September 30, 2023 June 30, 2023 and September 30, 2022, respectively, and $2.9 million and $1.8 million in the nine months ended September 30, 2023 and 2022, respectively, which consist of severance expenses primarily related to organizational rationalization.
(2) In each of the three and the nine month periods ended September 30, 2023, includes a rent termination fee of $0.3 million in connection with the closure of a branch in Houston, Texas. In each of the three months ended June 30, 2023 and the nine months ended September 30, 2023, includes $0.6 million related to ROU asset impairment in connection with the closure of a branch in Miami, Florida in 2023. In addition, in the nine months ended September 30, 2023, includes $0.5 million related to ROU asset impairment in connection with the closure of a branch in Houston, Texas in 2023. In the nine months ended September 30, 2022, includes ROU asset impairment charge of $1.6 million in connection with the closure of a branch in Pembroke Pines, Florida in 2022. There were no ROU asset impairment charges in connection with branch closures in the three months ended September 30, 2023 and 2022.
(3) Includes additional expenses of $2.0 million and $1.0 million in the three months ended June 30, 2023 and September 30, 2022, respectively, and $4.6 million and $1.8 million in the nine months ended September 30, 2023 and 2022, respectively, related to the engagement of FIS.
(4) Includes services fees in connection with our loan-level derivative income generation activities.
(5) Includes a charge of $1.4 million in each of the three months ended June 30, 2023 and the nine months ended September 30, 2023 related to the disposition of fixed assets due to the write off of in-development software.
(6) Includes a charge of $0.9 million in each of the three months ended June 30, 2023 and the nine months ended September 30, 2023 for the accelerated depreciation of leasehold improvements in connection with the closure of a branch in Miami, Florida in 2023.
(7) Valuation allowance as a result of changes in the fair value of loans held for sale carried at the lower of cost or fair value.
(8) In each of the three months ended June 30, 2023 and the nine months ended September 30, 2023, includes a loss on sale of repossessed assets in connection with our equipment-financing activities of $2.6 million. In the three and nine month periods ended September 30, 2022, includes $0.2 million and $3.4 million, respectively, related to the fair value adjustment of one other real estate owned (“OREO”) property in New York. In addition, in the three months ended September 30, 2023 and June 30, 2023, and the nine months ended September 30, 2023, includes OREO rental income of $0.4 million, $0.4 million, and $0.9 million, respectively. We had no OREO rental income in the three and nine month periods ended September 30, 2022.

(9) Beginning in the three months ended June 30, 2023, OREO and repossessed assets expense is presented separately in the Company’s consolidated statement of operations and comprehensive (loss) income. In 2022, while OREO valuation expense was presented separately, all other OREO-related expenses were presented as part of other operating expenses in the Company’s consolidated statement of operations and comprehensive (loss) income. We had no other repossessed assets in 2022.
(10)Contract termination and related costs associated with third party vendors resulting from the Company’s transition to our new technology provider.
(11) In each of the three months ended June 30, 2023 and the nine months ended September 30, 2023, includes an impairment charge of $2.0 million related to an investment carried at cost and included in other assets. In addition, in all of the periods shown, includes charitable contributions, community engagement, postage and courier expenses and debits which mirror the valuation income on the investment balances held in the non-qualified deferred compensation plan in order to adjust the liability to participants of the deferred compensation plan.
(12) Includes $3.0 million, $4.0 million and $2.7 million in the three months ended September 30, 2023, June 30, 2023 and September 30, 2022, respectively, and $10.9 million and $9.8 million in the nine months ended September 30, 2023 and 2022, respectively, related to Amerant Mortgage, primarily consisting of salaries and employee benefits, mortgage lending costs and professional and other services fees.

Exhibit 6 - Consolidated Balance Sheets

(in thousands, except share data)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Assets				(audited)
Cash and due from banks	$48,145	$45,184	$41,489	$19,486
Interest earning deposits with banks	202,946	365,673	411,747	228,955
Restricted cash	51,837	34,204	32,541	42,160
Other short-term investments	6,024	—	—	—
Cash and cash equivalents	308,952	445,061	485,777	290,601
Securities
Debt securities available for sale, at fair value	1,033,797	1,027,676	1,045,883	1,057,621
Debt securities held to maturity, at amortized cost (estimated fair value of $195,165, $209,546, $218,388 and $217,609 at September 30, 2023, June 30, 2023, March 31, 2023 and December 31, 2022, respectively)	230,254	234,369	239,258	242,101
Trading securities	—	298	—	—
Equity securities with readily determinable fair value not held for trading	2,438	2,500	—	11,383
Federal Reserve Bank and Federal Home Loan Bank stock	47,878	50,460	62,556	55,575
Securities	1,314,367	1,315,303	1,347,697	1,366,680
Loans held for sale, at lower of fair value or cost (1)	43,257	—	—	—
Mortgage loans held for sale, at fair value	25,952	49,942	65,289	62,438
Loans held for investment, gross	7,073,387	7,167,016	7,049,746	6,857,194
Less: Allowance for credit losses	98,773	105,956	84,361	83,500
Loans held for investment, net	6,974,614	7,061,060	6,965,385	6,773,694
Bank owned life insurance	232,736	231,253	229,824	228,412
Premises and equipment, net	43,004	43,714	42,380	41,772
Deferred tax assets, net	63,501	56,779	46,112	48,703
Operating lease right-of-use assets	116,763	116,161	119,503	139,987
Goodwill	20,525	20,525	20,525	19,506
Accrued interest receivable and other assets (2)	202,029	179,728	172,810	156,011
Total assets	$9,345,700	$9,519,526	$9,495,302	$9,127,804
Liabilities and Stockholders' Equity
Deposits
Demand
Noninterest bearing	$1,370,157	$1,293,522	$1,360,626	$1,367,664
Interest bearing	2,416,797	2,773,120	2,489,565	2,300,469
Savings and money market	1,457,080	1,431,375	1,507,195	1,647,811
Time	2,302,878	2,081,554	1,929,340	1,728,255
Total deposits	7,546,912	7,579,571	7,286,726	7,044,199
Advances from the Federal Home Loan Bank	595,000	770,000	1,052,012	906,486
Senior notes	59,447	59,368	59,289	59,210
Subordinated notes	29,412	29,369	29,326	29,284
Junior subordinated debentures held by trust subsidiaries	64,178	64,178	64,178	64,178
Operating lease liabilities (3)	120,665	119,921	122,214	140,147
Accounts payable, accrued liabilities and other liabilities (4)	210,299	176,163	152,501	178,574
Total liabilities	8,625,913	8,798,570	8,766,246	8,422,078

Stockholders’ equity
Class A common stock	3,359	3,374	3,383	3,382
Additional paid in capital	194,103	195,275	194,782	194,694
Retained earnings	630,933	611,829	607,544	590,375
Accumulated other comprehensive loss	(105,634)	(86,926)	(74,319)	(80,635)
Total stockholders' equity before noncontrolling interest	722,761	723,552	731,390	707,816
Noncontrolling interest	(2,974)	(2,596)	(2,334)	(2,090)
Total stockholders' equity	719,787	720,956	729,056	705,726
Total liabilities and stockholders' equity	$9,345,700	$9,519,526	$9,495,302	$9,127,804

__________
(1) As of September 30, 2023, includes a valuation allowance of $5.6 million as a result of fair value adjustment.
(2) As of September 30, 2023, June 30, 2023, March 31, 2023 and December 31, 2022, includes derivative assets with a total fair value of $87.1 million, $75.8 million, $60.8 million and $78.3 million, respectively.
(3) Consists of total long-term lease liabilities. Total short-term lease liabilities are included in other liabilities.
(4) As of September 30, 2023, June 30, 2023, March 31, 2023 and December 31, 2022, includes derivatives liabilities with a total fair value of $85.6 million, $74.5 million, $59.5 million and $77.2 million, respectively.

Exhibit 7 - Loans
Loans by Type - Held For Investment

The loan portfolio held for investment consists of the following loan classes:

(in thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Real estate loans
Commercial real estate
Non-owner occupied	$1,593,571	$1,645,224	$1,630,451	$1,615,716
Multi-family residential	771,654	764,712	796,125	820,023
Land development and construction loans	301,938	314,010	303,268	273,174
	2,667,163	2,723,946	2,729,844	2,708,913
Single-family residential	1,371,194	1,285,857	1,189,045	1,102,845
Owner occupied	1,129,921	1,063,240	1,069,491	1,046,450
	5,168,278	5,073,043	4,988,380	4,858,208
Commercial loans (1)	1,452,759	1,577,209	1,497,649	1,381,234
Loans to financial institutions and acceptances	13,353	13,332	13,312	13,292
Consumer loans and overdrafts (2)	438,997	503,432	550,405	604,460
Total loans	$7,073,387	$7,167,016	$7,049,746	$6,857,194

__________________
(1) As of September 30, 2023, June 30, 2023, March 31, 2023 and December 31, 2022, includes approximately $49.3 million, $47.7 million, $46.7 million and $45.3 million, respectively, in commercial loans and leases originated under a white-label equipment financing solution launched in the second quarter of 2022.
(2) As of September 30, 2023, June 30, 2023, March 31, 2023 and December 31, 2022, includes $254.7 million, $312.3 million, $372.2 million and $433.3 million, respectively, in consumer loans purchased under indirect lending programs. In addition, as of September 30, 2023, June 30, 2023, March 31, 2023 and December 31, 2022, includes $57.5 million, $61.8 million, $62.1 million and $43.8 million, respectively, in consumer loans originated under a white-label program.

Loans by Type - Held For Sale

The loan portfolio held for sale consists of the following loan classes:

(in thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Loans held for sale at the lower of fair value or cost				(audited)
Real estate loans
Commercial real estate
Non-owner occupied	$43,256	$—	$—	$—
Total loans held for sale at the lower of fair value or cost (1)	43,256	—	—	—

Loans held for sale at fair value
Land development and construction loans (2)	6,931	3,726	15,527	9,424
Single-family residential (3)	19,022	46,216	49,762	53,014
Total loans held for sale at fair value (4)	25,953	49,942	65,289	62,438
Total loans held for sale (5)	$69,209	$49,942	$65,289	$62,438
__________________
(1) In the third quarter of 2023, the Company transferred a New York-based CRE loan held for investment to the loans held for sale category, and recognized a valuation allowance of $5.6 million as a result of the fair value adjustment of this loan.
(2) In the second quarter of 2023, the Company transferred approximately $13 million in land development and construction loans held for sale to the loans held for investment category.
(3) In the third and second quarters of 2023, the Company transferred approximately $17 million and $28 million, respectively, in single-family residential loans held for sale to the loans held for investment category.
(4) Loans held for sale in connection with Amerant Mortgage’s ongoing business.
(5) Remained current and in accrual status at each of the periods shown.

Non-Performing Assets

This table shows a summary of our non-performing assets by loan class, which includes non-performing loans, other real estate owned, or OREO, and other repossessed assets at the dates presented. Non-performing loans consist of (i) nonaccrual loans, and (ii) accruing loans 90 days or more contractually past due as to interest or principal.

(in thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Non-Accrual Loans(1)				(audited)
Real Estate Loans
Commercial real estate (CRE)
Non-owner occupied	$—	$1,696	$—	$20,057
Multi-family residential	23,344	24,306	—	—
	23,344	26,002	—	20,057
Single-family residential	2,533	1,681	1,367	1,526
Owner occupied (2)	2,100	6,890	7,118	6,270
	27,977	34,573	8,485	27,853
Commercial loans (2)(3)	4,713	12,241	13,643	9,271
Consumer loans and overdrafts (4)	1	1	1	4
Total Non-Accrual Loans	$32,691	$46,815	$22,129	$37,128

Past Due Accruing Loans(5)
Real Estate Loans
Commercial real estate (CRE)
Single-family residential	—	302	—	253
Commercial	504	—	—	183
Consumer loans and overdrafts	—	78	53	35
Total Past Due Accruing Loans	$504	$380	53	$471
Total Non-Performing Loans	33,195	47,195	22,182	37,599
OREO and other repossessed assets	20,181	20,181	26,534	—
Total Non-Performing Assets	$53,376	$67,376	$48,716	$37,599

__________________
(1)    Prior to the first quarter of 2023, included loan modifications that met the definition of troubled debt restructurings, or TDR, which may be performing in accordance with their modified loan terms.
(2)    In the third quarter of 2023, the Company sold a loan relationship in nonaccrual status and classified as Substandard with a total carrying value of $8.6 million at the time of sale. This loan relationship included a commercial loan of $4.6 million and multiple owner occupied loans totaling $4.0 million. The Company charged-off $2.1 million against the ACL in the third quarter of 2023 in connection with this sale, which had already been reserved in a prior period. Therefore, this transaction had no impact to the Company’s results of operations in the third quarter of 2023.
(3)    In the second quarter of 2023, we collected $2.8 million in full satisfaction of a commercial loan relationship in nonaccrual status and classified as Substandard at March 31, 2023.
(4)    In the fourth quarter of 2022, the Company changed its charge-off policy for unsecured consumer loans from 120 to 90 days past due. This change resulted in an additional $3.4 million in charge-offs for unsecured consumer loans in the fourth quarter of 2022.
(5)    Loans past due 90 days or more but still accruing.

Loans by Credit Quality Indicators

This table shows the Company’s loans by credit quality indicators. The Company has not purchased credit-impaired loans.

	September 30, 2023				June 30, 2023				September 30, 2022

(in thousands)	Special Mention	Substandard	Doubtful	Total (1)	Special Mention	Substandard	Doubtful	Total (1)	Special Mention	Substandard	Doubtful	Total (1)
Real Estate Loans
Commercial Real Estate (CRE)
Non-owner occupied	$—	$—	$—	$—	$8,301	$1,753	$—	$10,054	$37,364	$—	$—	$37,364
Multi-family residential	—	23,344	—	23,344	—	24,306	—	24,306	—	—	—	—
Land development and construction loans	—	—	—	—	6,497	—	—	6,497	—	—	—	—
	—	23,344	—	23,344	14,798	26,059	—	40,857	37,364	—	—	37,364
Single-family residential	—	3,085	—	3,085	—	2,154	—	2,154	—	1,717	—	1,717
Owner occupied (2)	2,234	2,180	—	4,414	2,236	6,972	—	9,208	—	6,445	—	6,445
	2,234	28,609	—	30,843	17,034	35,185	—	52,219	37,364	8,162	—	45,526
Commercial loans (2)(3)	26,975	5,732	3	32,710	13,029	13,312	3	26,344	1,800	10,942	3	12,745
Consumer loans and overdrafts	—	1	—	1	—	70	—	70	—	947	—	947
Totals	$29,209	$34,342	$3	$63,554	$30,063	$48,567	$3	$78,633	$39,164	$20,051	$3	$59,218

__________
(1) There were no loans categorized as “loss” as of the dates presented.
(2) In the third quarter of 2023, the Company sold a loan relationship in nonaccrual status and classified as Substandard with a total carrying value of $8.6 million at the time of sale. This loan relationship included a commercial loan of $4.6 million and multiple owner occupied loans totaling $4.0 million. The Company charged-off $2.1 million against the ACL in the third quarter of 2023 in connection with this sale, which had already been reserved in a prior period. Therefore, this transaction had no impact to the Company’s results of operations in the third quarter of 2023.
(3) In the second quarter of 2023, we collected $2.8 million in full satisfaction of a commercial loan relationship in nonaccrual status and classified as Substandard at March 31, 2023.

Exhibit 8 - Deposits by Country of Domicile
This table shows the Company’s deposits by country of domicile of the depositor as of the dates presented.

(in thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
				(audited)
Domestic	$5,067,937	$5,113,604	$4,891,873	$4,620,906
Foreign:
Venezuela	1,892,453	1,912,994	1,897,199	1,911,551
Others	586,522	552,973	497,654	511,742
Total foreign	2,478,975	2,465,967	2,394,853	2,423,293
Total deposits	$7,546,912	$7,579,571	$7,286,726	$7,044,199